Exhibit 99.1

For Immediate Release

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN TV Corp. Announces Fourth Quarter and Full Year 2011 Results

PROVIDENCE, RI, March 14, 2012 — LIN TV Corp. (“LIN Media”; NYSE: TVL), a local multimedia company, today reported results for its fourth quarter and full year ended December 31, 2011.(1)

Summary of Results for the Fourth Quarter Ended December 31, 2011

•                  Net revenues decreased by 8% to $111.5 million, compared to $121.7 million in the fourth quarter of 2010. Excluding net political advertising, revenues increased 11% to $108.5 million, compared to $97.9 million for the same quarter in 2010.

•                  Local revenues, which include net local advertising revenues, retransmission consent fees and TV station web site revenues, increased 12% to $69.8 million, compared to $62.2 million in the fourth quarter of 2010.

•                  Net national revenues decreased by 2% to $26.1 million, compared to $26.5 million in the fourth quarter of 2010.

•                  Net political revenues were $3.0 million, compared to $23.8 million in the fourth quarter of 2010.

•                  Interactive revenues, which includes revenues from RMM, the Company’s online advertising and media services business, and Nami Media, the Company’s digital advertising management and technology company, increased by 54% to $8.4 million, compared to $5.5 million in the fourth quarter of 2010.

•                  Operating income decreased by 32% to $29.8 million, compared to operating income of $43.6 million in the fourth quarter of 2010.

•                  Net income per diluted share was $0.76, which includes special items of $0.63 per share, as further described below, compared to net income per diluted share of $0.38 in the fourth quarter of 2010.

Summary of Results for the Full Year Ended December 31, 2011

•                  Net revenues decreased by 2% to $400.0 million, compared to $408.2 million in 2010.  Excluding net political advertising, revenues increased 7% to $391.9 million, compared to $366.6 million in 2010.

•                  Local revenues increased by 7% to $255.5 million, compared to $237.7 million in 2010.

•                  Net national revenues decreased by 3% to $95.7 million, compared to $98.9 million in 2010.

•                  Net political revenues were $8.1 million, compared to $41.6 million in 2010.

(1)  The following summary of results excludes the operations of WWHO-TV, in Columbus, OH and WUPW-TV, in Toledo, OH, which were classified as held for sale at year end, and are presented as discontinued operations in the accompanying consolidated statements of operations and cash flows.

•                  Interactive revenues increased by 66% to $27.2 million, compared to $16.4 million in 2010.

•                  Operating income decreased by 20% to $89.1 million, compared to operating income of $111.8 million in 2010.

•                  Net income per diluted share was $0.85, which includes special items of $0.58 per share, as further described below, compared to net income per diluted share of $0.66 in 2010.

Commenting on fourth quarter and full year 2011 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “We had a strong fourth quarter finish to a year marked by many successes, including record interactive results and the best odd-year EBITDA and EBITDA margin in nearly a decade.  We achieved these results despite persistent economic weakness and while continuing to invest in our growth platforms. Looking ahead, we are optimistic about further economic recovery and its positive impact on TV advertising in 2012.”

Special Items

During the fourth quarter and year ended December 31, 2011, the Company reversed $36.1 million of Federal and state valuation allowances related to its deferred tax assets, primarily due to the Company’s recent history of taxable income, and its projected ability to generate sufficient taxable income prior to the expiration of certain net operating loss carryforwards.  Also, during the fourth quarter and year ended December 31, 2011, the Company accrued $0.6 million, or $0.4 million after-tax, and $4.7 million, or $3.1 million after-tax, respectively, for its share of probable and estimable funding of debt service shortfalls at its joint venture with NBCUniversal. The Company believes that additional debt service shortfalls beyond those currently accrued are not probable.

	Three Months Ended		Year Ended
	December 31, 2011		December 31, 2011
	Income before	Income	Income before
	(benefit from)	from	(benefit from)	Income from
	provision for	continuing	provision for	continuing
	income taxes	operations	income taxes	operations

Reversal of valuation allowances	$—	$36.1	$—	$36.1
NBC JV shortfall funding accrual	(0.6)	(0.4)	(4.7)	(3.1)
	$(0.6)	$35.7	$(4.7)	$33.0

Operating Highlights

TV Stations and Local Web Sites

•                  During the year ended December 31, 2011, the Company ranked number one or number two in 83% of its ABC, CBS, FOX and NBC news stations in its local markets based on viewership among key demographics.(2)

•                  Core local and national advertising sales combined, which exclude political advertising sales, increased by 4% in the fourth quarter and were up 1% for the full year compared to 2010.

•                  Five of the top ten advertising categories increased in the fourth quarter of 2011, compared to the fourth quarter of 2010. Six of the top ten advertising categories increased during the year ended December 31, 2011, compared to the prior year.

•                  The automotive category, which represented 25% of local and national advertising sales in the fourth quarter of 2011, increased by 12% as compared to the fourth quarter of 2010, during which the automotive category represented 23%. During the year ended December 31, 2011, the automotive category represented 24% of local and national advertising sales, and was essentially flat compared to the prior year, during which the automotive category represented 23%.

(2)  Nielsen Media Research; Average of LIN Media’s 2011 Nielsen Ratings Based on Key Demographics: February, May and November. Monday-Friday, Early Morning, Early Evening, Late News. All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

•                  The Company launched its 11th local lifestyle show and delivered approximately 1,350 more local programming hours during 2011, compared to 2010.

•                  During the year ended December 31, 2011, the Company delivered over 139 million total video impressions, and engaged 9.2 million monthly unique visitors on its stations’ web sites, an increase of 17% compared to 2010.  Average time on site during the year was 21 minutes.

•                  According to comScore’s December 2011 report, 100% of the Company’s measured station web sites ranked number one or number two in their local market for time spent on site, and 93% ranked number one or number two in their local market for unique visitors and page views, versus the Company’s measured local broadcast competitors.(3)

•                  Mobile impressions, which include usage of the Company’s mobile web sites, smartphone and tablet applications, reached over 1 million downloads in 2011 with over 384 million page views, compared to 207 million page views during 2010, an increase of 85% year over year.

•                  During the year ended December 31, 2011, the Company delivered over 1 billion user actions, an increase of 26% over 2010.

•                  The Company continued its tradition of bringing innovative products to market and making it more convenient for users to access its local content on the most popular electronic devices, with the launch of its new and enhanced iPad app — “Report !tSM”, which combines LIN Media’s award-winning local content, video and citizen journalism technology, among other unique features, in a user-friendly experience that is customized and optimized for the tablet.

Key Balance Sheet and Cash Flow Items

As of December 31, 2011, the Company had $255.2 million of restricted cash on deposit, which, as described further below, was used on January 20, 2012 to fully redeem LIN Television Corporation’s remaining 6½% Senior Subordinated Notes and 6½% Senior Subordinated Notes - Class B (the “Senior Subordinated Notes”), and to pay related accrued interest. Total debt outstanding as of December 31, 2011, net of the restricted and unrestricted cash balances was $595.5 million, as compared to $611.6 million as of December 31, 2010.  Unrestricted cash and cash equivalent balances as of December 31, 2011 were $18.1 million, as compared to $11.6 million as of December 31, 2010.

The Company’s outstanding revolving credit facility balance was $35.0 million as of December 31, 2011, as compared to no amounts outstanding as of December 31, 2010. There was $40.0 million available for borrowing under the revolving credit facility as of December 31, 2011. Consolidated net leverage was 4.9x as of December 31, 2011 as compared to 4.3x as of December 31, 2010.  Other components of cash flow in the fourth quarter of 2011 include cash capital expenditures of $8.4 million and cash payments for programming of $5.8 million.

Subsequent Events

On January 3, 2012, the Company entered into an agreement for the sale of substantially all of the assets of WUPW-TV to WUPW, LLC, and on February 16, 2012, the Company completed the sale of WWHO-TV to Manhan Media, Inc.

On January 20, 2012, the Company completed the redemption of its remaining Senior Subordinated Notes at par, plus accrued and unpaid interest through the redemption date.

On March 5, 2012, because of anticipated future debt service shortfalls at the NBC joint venture, the Company and GE entered into a shortfall funding agreement covering the period through April 1, 2013.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to the Investor Relations section at www.linmedia.com.

(3)  comScore media metrics data; December 2011.

The Company expects that net revenues for the first quarter of 2012 will increase in the range of 12% to 15% (or $10.3 million to $13.8 million), as compared to net revenues of $89.7 million in the first quarter of 2011.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales related expenses, will increase in the range of 13% to 15% (or $7.5 million to $8.5 million) in the first quarter of 2012 as compared to reported expenses of $55.5 million in the first quarter of 2011.

The Company’s current outlook for revenues, expenses and cash flow items for the first quarter of 2012, excluding special items, are anticipated to be in the following ranges:

First Quarter of 2012
Net broadcast revenues	$92.0 to $94.0 million
Interactive revenues	$6.0 to $7.0 million
Network comp/Barter/Other revenues	$2.0 to $2.5 million
Total net revenues	$100.0 to $103.5 million
Direct operating and selling, general and administrative expenses(4)	$63.0 to $64.0 million
Station non-cash stock-based compensation expense	$0.4 million
Amortization of program rights	$5.0 to $5.5 million
Cash payments for programming	$5.0 to $5.5 million
Corporate expense(4)	$6.0 to $6.5 million
Corporate non-cash stock-based compensation expense	$1.2 million
Depreciation and amortization of intangibles	$7.0 to $7.5 million
Cash capital expenditures	$5.5 to $6.5 million
Cash interest expense	$9.5 to $10.0 million
Principal amortization of term loans	$0.7 million
Cash taxes	$0.0 to $0.1 million
Effective tax rate	40% to 42%

(4) Includes non-cash stock-based compensation expense.

For the full year, the Company expects cash capital expenditures to be within the range of $26 to $27 million, cash interest expense of $34 to $35 million, cash taxes of $0.5 to $0.8 million and its effective tax rate to range between 40% and 42%.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward-Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2011 results today, March 14, 2012, at 8:30 AM Eastern Time.  To participate in the call, please dial 1-877-397-0298 for U.S. callers and 1-719-325-4829 for international callers.  The call-in pass code is 2343825. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access.

The conference call will also be webcast simultaneously from the Company’s web site, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above.  The telephone replay will be available through March 28, 2012.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. Net income per diluted share, including special items, is a non-GAAP financial measure and is not intended to replace net income per diluted share, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in digital, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, barter, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, ongoing economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBCUniversal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The

Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media is a local multimedia company that operates or services 32 network-affiliates, television station web sites and mobile products. The Company’s digital businesses offer innovative online technologies and solutions that deliver measurable results to advertisers.

LIN TV Corp. is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.linmedia.com.

###

— financial tables follow —

LIN TV Corp.

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(in thousands, except per share data)

Net revenues	$111,505	$121,727	$400,003	$408,190

Operating expenses:
Direct operating	35,047	31,415	130,618	119,159
Selling, general and administrative	26,889	26,996	103,770	102,063
Amortization of program rights	5,214	5,461	21,406	22,719
Corporate	6,778	6,037	26,481	23,943
General operating expenses	73,928	69,909	282,275	267,884

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,093	6,763	26,246	27,013
Amortization of intangible assets	418	353	1,199	1,549
Restructuring	209	955	707	3,136
Loss (gain) from asset dispositions	63	135	472	(3,231)
Operating income	29,794	43,612	89,104	111,839

Other expense:
Interest expense, net	12,449	13,069	50,706	51,525
Share of loss in equity investments	719	35	4,957	169
(Gain) loss on derivative instruments	(192)	(686)	(1,960)	1,898
Loss on extinguishment of debt	1,502	—	1,694	2,749
Other (income) expense, net	(7)	(18)	51	(728)
Total other expense, net	14,471	12,400	55,448	55,613

Income before (benefit from) provision for income taxes	15,323	31,212	33,656	56,226
(Benefit from) provision for income taxes	(28,863)	10,491	(16,045)	20,045
Income from continuing operations	44,186	20,721	49,701	36,181
(Loss) income from discontinued operations, net of a (benefit from) provision for income taxes of $(740) and $191 for the three months ended December 31, 2011 and 2010, respectively, and a (benefit from) provision for income taxes of $(595) and $181 for the years ended December 31, 2011 and 2010, respectively	(1,173)	361	(920)	317
Net income	43,013	21,082	48,781	36,498
Net income attributable to noncontrolling interests	51	—	204	—
Net income attributable to LIN TV Corp.	$42,962	$21,082	$48,577	$36,498

Basic income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.79	$0.38	$0.89	$0.67
(Loss) income from discontinued operations, net of tax	(0.02)	0.01	(0.02)	0.01
Net income attributable to LIN TV Corp.	$0.77	$0.39	$0.87	$0.68

Weighted-average number of common shares outstanding used in calculating basic income per common share	55,806	54,864	55,562	53,978

Diluted income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.78	$0.37	$0.87	$0.65
(Loss) income from discontinued operations, net of tax	(0.02)	0.01	(0.02)	0.01
Net income attributable to LIN TV Corp.	$0.76	$0.38	$0.85	$0.66

Weighted-average number of common shares outstanding used in calculating diluted income per common share	56,819	56,270	56,741	55,489

LIN TV Corp.

Consolidated Balance Sheets

(unaudited)

	December 31,
	2011	2010
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,057	$11,648
Restricted cash	255,159	—
Accounts receivable, less allowance for doubtful accounts (2011 - $2,310; 2010 - $2,194)	91,093	81,031
Assets held for sale	3,253	2,133
Other current assets	6,090	5,243
Total current assets	373,652	100,055
Property and equipment, net	145,429	150,261
Deferred financing costs	12,472	7,759
Goodwill	122,069	117,259
Broadcast licenses and other intangible assets, net	400,081	387,253
Assets held for sale	12,505	16,173
Other assets	11,487	11,709
Total assets	$1,077,695	$790,469

LIABILITIES AND DEFICIT
Current liabilities:
Current portion of long-term debt	$253,856	$9,573
Accounts payable	10,972	7,149
Accrued expenses	38,578	40,975
Program obligations	9,892	8,236
Liabilities held for sale	3,719	3,524
Total current liabilities	317,017	69,457
Long-term debt, excluding current portion	614,861	613,687
Deferred income taxes, net	163,122	185,997
Program obligations	3,874	4,921
Liabilities held for sale	1,308	3,054
Other liabilities	58,411	44,785
Total liabilities	1,158,593	921,901

Redeemable noncontrolling interest	3,503	—

LIN TV Corp. stockholders’ deficit:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, Issued: 34,650,169 and 32,509,759 shares as of December 31, 2011 and 2010, respectively Outstanding: 33,012,351 and 31,636,941 shares as of December 31, 2011 and 2010, respectively	309	294
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,401,726 and 23,502,059 shares as of December 31, 2011 and 2010, respectively, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares as of December 31, 2011 and 2010, issued and outstanding; convertible into an equal number of shares of Class A common stock	—	—
Treasury stock, 1,637,818 and 872,818 shares of Class A common stock as of December 31, 2011 and 2010, respectively, at cost	(10,598)	(7,869)
Additional paid-in capital	1,121,589	1,109,814
Accumulated deficit	(1,157,390)	(1,205,967)
Accumulated other comprehensive loss	(38,777)	(27,939)
Total LIN TV Corp. stockholders’ deficit	(84,632)	(131,432)
Noncontrolling interest	231	—
Total deficit	(84,401)	(131,432)
Total liabilities, redeemable noncontrolling interest and deficit	$1,077,695	$790,469

LIN TV Corp.

Consolidated Statements of Cash Flows

(unaudited)

	Year Ended December 31,
	2011	2010
	(in thousands)
OPERATING ACTIVITIES:
Net income	$48,781	$36,498
Loss (income) from discontinued operations	920	(317)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	26,246	27,013
Amortization of intangible assets	1,199	1,549
Amortization of financing costs and note discounts	3,755	4,519
Amortization of program rights	21,406	22,719
Program payments	(24,622)	(25,066)
Loss (gain) on extinguishment of debt	1,694	2,749
(Gain) loss on derivative instruments	(1,960)	1,898
Share of loss in equity investments	4,957	169
Deferred income taxes, net	(16,586)	19,501
Stock-based compensation	6,176	4,863
Loss (gain) from asset dispositions	472	(3,231)
Other, net	754	(2,440)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,825)	(8,486)
Other assets	(138)	1,969
Accounts payable	3,318	1,255
Accrued interest expense	(851)	3,326
Other liabilities and accrued expenses	(3,634)	370
Net cash provided by operating activities, continuing operations	63,062	88,858
Net cash (used in) provided by operating activities, discontinued operations	(402)	1,373
Net cash provided by operating activities	62,660	90,231

INVESTING ACTIVITIES:
Capital expenditures	(20,069)	(17,449)
Change in restricted cash	(255,159)	2,000
Payments for business combinations, net of cash acquired	(9,033)	(575)
Proceeds from the sale of assets	74	200
Payments on derivative instruments	(2,020)	(2,226)
Shortfall loans to joint venture with NBCUniversal	(2,483)	(4,079)
Other investments, net	(375)	(1,980)
Net cash used in investing activities, continuing operations	(289,065)	(24,109)
Net cash (used in) provided by investing activities, discontinued operations	(115)	460
Net cash used in investing activities	(289,180)	(23,649)

FINANCING ACTIVITIES:
Net proceeds on exercises of employee and director stock-based compensation	841	790
Proceeds from borrowings on long-term debt	417,695	213,000
Principal payments on long-term debt	(175,216)	(274,351)
Payment of long-term debt issue costs	(7,662)	(5,033)
Treasury stock purchased	(2,729)	—
Net cash provided by (used in) financing activities, continuing operations	232,929	(65,594)
Net cash used in financing activities, discontinued operations	—	(445)
Net cash provided by (used in) financing activities	232,929	(66,039)

Net increase (decrease) in cash and cash equivalents	6,409	543
Cash and cash equivalents at the beginning of the period	11,648	11,105
Cash and cash equivalents at the end of the period	$18,057	$11,648

LIN TV Corp. reports and discusses its operating results using financial measures consistent with GAAP, and believes this should be the primary basis for evaluating its performance.  The reconciliation of LIN’s operating income, a GAAP reporting measure, to adjusted EBITDA, and the computation of adjusted EBITDA margin are provided below.

Reconciliation of Operating Income to Adjusted EBITDA and

Computation of Adjusted EBITDA Margin

		2011	2010
Net revenue		$400,003	$408,190
Operating income		$89,104	$111,839
Add:	Amortization of program rights	21,406	22,719
	Depreciation	26,246	27,013
	Amortization of intangible assets	1,199	1,549
	Restructuring charge	707	3,136
	Stock-based compensation expense	6,176	4,863
	Loss (gain) on sale of assets	472	(3,231)
	Non-recurring charges	2,171	—
Subtract: Cash payments for programming		24,622	25,066
Adjusted EBITDA		$122,859	$142,822
Adjusted EBITDA Margin		31%	35%